Exhibit 26 (h) i. h. h1. iv.

AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This amendment, dated and effective as of May 1, 2011 (the “Amendment”), amends the Fund Participation Agreement dated as of August 30, 1999, as amended to date, by and between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”) and C.M. Life Insurance Company (the “Company”) (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Securities and Exchange Commission has adopted Rule 498 of the Securities Act of 1933, as amended (“Rule 498” or the “Rule”), and the Rule has become effective; and

WHEREAS, the parties wish to define their respective roles and responsibilities for complying with Rule 498.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree to the following amendments to the Agreement:

1.	For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

2.	The Trust represents and warrants that it is responsible for developing and hosting the Trust’s Summary Prospectuses and other Trust documents required under Rule 498 and that any Summary Prospectus and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Trust and its funds (for clarity, it is intended that the Trust will be entitled to the benefit of paragraph (e)(4) of the Rule).

3.	The Trust will promptly notify the Company in the event of its non-compliance with Rule 498, including but not limited to, posting notification on the Fund Document Web Site (as defined below) of any non-routine or extended interruption in the availability of the Fund Documents Web Site.

4.	The Trust agrees that the url indicated on each fund’s Summary Prospectus will lead contract owners directly to the central web page with prominent links to the funds’ Summary Prospectuses (the “Fund Documents Web Site”) and that such web page will host the current Trust documents required to be posted in compliance with Rule 498.

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5.	The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Trust in accordance with the provisions of the Summary Prospectus in question.

6.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4)) of either such paragraph.

7.	The Company shall be permitted, but not required, in its sole discretion, and in accordance with Section 2.3(b) of the Agreement, to post a copy of the fund’s Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s web site. Notwithstanding the foregoing, the Trust shall be and remain solely responsible for ensuring that it complies with the requirements for hosting the documents under Rule 498.

8.	Any reference in the Agreement to a “prospectus” of the Trust shall be deemed to include reference to a Summary Prospectus, except where the context otherwise requires.

9.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

10.	The Trust shall provide the Company with a copy of the Summary Prospectuses in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication and within a timeframe sufficient to accommodate printing or duplication. If the funds’ Summary Prospectuses are not provided either in a form suitable for printing or duplication or within a timeframe sufficient to accommodate printing or duplication, the Company reserves the right to use the Statutory Prospectuses, and the Company shall bear the expense of printing and distributing the Statutory Prospectuses as set forth in Section 2.3(a) of the Agreement.

11.	If at any point the Trust determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Trust must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. After the termination of any notice period provided to the Company, the Trust shall continue to maintain the Fund Documents Web Site

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in compliance with the requirements of this Amendment and Rule 498 for a minimum of ninety (90) days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized signatories.

JANUS ASPEN SERIES

By:	/s/ Stephanie Grauerholz
Name

Stephanie Grauerholz
Print Name

Title	Vice President

C.M. LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
Name

Richard J. Byrne
Print Name

Title	Vice President

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